Exhibit 10.26

TRANSACTION BONUS AND RELEASE AGREEMENT

TRANSACTION BONUS AND RELEASE AGREEMENT (this “Agreement”) by and between MATTHEW LAUTZ (“Employee”) with an address of N36 W23672 Oak Hill Lane, Pewaukee WI 53072 and NOVATION COMPANIES, INC. (“Novation”, and together with its parents, subsidiaries and affiliates, the “Company”) with an address at 2114 Central Street, Suite
600, Kansas City, MO 64108.

1. Termination Upon Transaction. Upon the closing of the sale by Novation and Corvisa Services LLC of Corvisa LLC (“Corvisa”) to ShoreTel, Inc. or an affiliate thereof (the “Transaction”), Employee’s duties, responsibilities, office and title with the Company shall cease. Employee agrees that, effective on the date of the closing of the Transaction (the “Transaction Date”), he shall resign from all of his positions with the Company, including but not limited to any officer or director positions with Novation, its subsidiaries and affiliates, and any entity related thereto. Company agrees that it will pay Employee his unpaid salary earned up until the time of his resignation, and the Company will pay Employee for his unused vacation days, with both such payments to be made no later than 14 days following Employee's resignation. This Agreement shall automatically be deemed null and void and the obligations of the parties hereunder shall be terminated at 12:00 a.m. Central Time on March 1, 2016 if the Transaction has not closed prior to such time.

2.    Transaction Bonus.

(a)    The Company shall pay to Employee a bonus of $285,000 (the “Transaction Bonus”), in accordance with the terms and conditions set forth below:

(i)    If, for Bona Fide Business Reasons (as defined below) only, the purchase price of the Transaction agreed to at closing (“Agreed Purchase Price”) is less than $8.0 million, then the Transaction Bonus shall be reduced by the same percentage that the Agreed Purchase Price is reduced relative to an $8.5 million purchase price. For clarity and by way of example only, if the Agreed Purchase Price were $7.6 million, then the Agreed Purchase Price would reflect a 10.59 percent reduction relative to $8.5 million ($900,000/$8,500,000 = .1059), and the Transaction Bonus would be reduced by 10.59 percent to $254,818.50.

(ii)    “Bona Fide Business Reasons” shall mean reasons related to the valuation of the business, such as, for example, change of circumstances regarding key customer accounts or valuation of business assets.

(iii)    The Transaction Bonus shall be paid to the Employee in full on the Transaction Date.

(b)    For the avoidance of doubt, no payment shall be made under this
Agreement if the Transaction has not closed prior to 12:00 a.m. Central Time on March 1, 2016.

3.    Consideration.    Employee agrees and acknowledges that the payment provided for in Paragraph 2 is valid consideration for this Agreement.

4.    Evaluation Period. Employee shall have up to seven (7) days from the date of his receipt of this Agreement to consider the terms and conditions of this Agreement. Employee may accept this Agreement at any time within the seven (7) day period by executing it and returning it to Rodney Schwatken, Chief Executive Officer, Novation Companies, Inc., 2114 Central Street, Suite 600, Kansas City, MO 64108, no later than 5:00 p.m. Central Time on the seventh (7th) day after Employee’s receipt of this Agreement. The effective date of this Agreement shall be the day following Employee’s signing of this Agreement (the “Release Effective Date”). In the event Employee does not accept this Agreement as set forth above, or if the Transaction has not closed prior to 12:00 a.m. Central Time on March 1, 2016, this Agreement, including but not limited to the obligation of the Company and its subsidiaries and affiliates to provide the payment referred to in Paragraph 2, shall automatically be deemed null and void.

5.    Releases.

The following subsections (a) - (d) within this paragraph 5 shall become effective upon the Transaction closing:

(a)    (i) In consideration of the payment referred to in Paragraph 2, Employee for himself and for his heirs, executors, and assigns (hereinafter collectively referred to as the “Releasors”), forever releases and discharges the Company, the Company Group (as such term is defined in the Employment Agreement entered into as of March 2, 2012 by and between Employee and Novation (f/k/a Novastar Financial, Inc.), attached hereto as Exhibit A (the “Employment Agreement”)), and any and all of its parent corporations, subsidiaries, divisions, affiliated entities, predecessors, successors and assigns, and any and all of its or their employee benefit and/or pension plans or funds, and any of its or their past or present officers, directors, stockholders, agents, trustees, administrators, employees or assigns (whether acting as agents for such entities or in their individual capacities) (hereinafter collectively referred to as the “Company Releasees”), from any and all claims, demands, causes of action, fees and liabilities of any kind whatsoever (based upon any legal or equitable theory, whether contractual, common-law, statutory, decisional, federal, state, local or otherwise), whether known or unknown, which Releasors ever had, now have or may have against the Company Releasees by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence, or other matter from the beginning of the world up to and including the day the Employee or the Company sign this Agreement, except for the obligations of the Company under this Agreement.

(b)    Without limiting the generality of the foregoing subparagraph (a), this Agreement is intended to and shall release the Company Releasees from any and all claims arising out of Employee’s employment with Releasees and/or the termination of Employee’s employment, including but not limited to any claim(s) under or arising out of (i) Title VII of the Civil Rights Act of 1964, as amended; (ii) the Americans with Disabilities Act, as amended; (iii) the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (excluding claims for accrued, vested benefits under any employee benefit plan of the Company in accordance with the terms of such plan and applicable law); (iv) the Age Discrimination in Employment Act, as amended, or the Older Workers Benefit Protection Act; (v) the Missouri Human Rights Act; (vi) alleged discrimination or retaliation in employment (whether based on federal, state or local law, statutory or decisional); (vii) the terms and conditions of Employee’s employment with the Company, the termination of such employment, and/or any of the events relating directly or indirectly to or surrounding that termination; and (viii) any law (statutory or decisional) providing for attorneys’ fees, costs, disbursements and/or the like.

(c)    Notwithstanding the foregoing, nothing in this Agreement shall be construed to prevent Employee from filing a charge with or participating in an investigation conducted by any g overnmental agency, including, without limitation, the United States Equal Employment Opportunity Commission (“EEOC”) the Securities and Exchange Commission (“SEC”), or applicable state or city fair employment practices agency, to the extent required or permitted by law, including SEC compliance investigations. Nevertheless, Employee understands and agrees that he is waiving any relief available (including, for example, monetary damages or reinstatement) under any of the claims and/or causes of action waived in Paragraphs 5(a) and (b), including but not limited to financial benefit or monetary recovery from any lawsuit filed or settlement reached by the EEOC or anyone else with respect to any claims released and waived in this Agreement.

(d)    Except for any claims arising out of Employee’s intentional or fraudulent conduct, or claims arising out of actions outside the scope of Employee’s employment with the Company, which claims are not released or discharged, the Company, the Company Group, and any and all of their parent corporations, subsidiaries, divisions, affiliated entities, predecessors, successors and assigns, and any and all of their past or present officers, directors, agents, trustees, administrators, and employees (“Company Releasors”), forever release and discharge Employee from any and all claims, demands, causes of action, fees and liabilities whatsoever (based upon any legal or equitable theory, whether contractual, common-law, statutory, decisional, federal, state, local or otherwise), whether known or unknown, which Company Releasors ever had, now have or may have against Employee by reason of any actual or alleged act, omission, transaction, practice, conduct occurrence, or other matter from the beginning of the world up to and including the Release Effective Date, except for the obligations of the Employee under this Agreement.

6.    Restrictive Covenants. Except for information related to Corvisa, which is part of the Transaction, Employee agrees and acknowledges that the terms of Section 5.1, Obligation to Maintain Confidentiality, Section 5.2, Ownership of Property, Section 5.3, Third Party Information, Section 5.5, Non-Disparagement and Section 5.6, Cooperation, of the Employment Agreement are incorporated herein by reference, and the Employee agrees and acknowledges that he is bound by their terms, provided that nothing in this Agreement shall prevent Employee from working for Corvisa or its successor following the Transaction Date. The parties further agree that Employee is released from and not bound by Section 5.4, Noncompetition and Nonsolicitation of the Employment Agreement, such section of the Employment Agreement being deemed void upon the parties’ execution of this Agreement.

7.    Miscellaneous.

(a)    Upon request, Employee agrees to return to the Company any and all originals and copies of documents, materials, records, computers, smartphones, tablets and other electronic devices or other items which (i) are not part of the Transaction, (ii) are in the Employee’s possession or control, and (iii) are belonging to the Company or containing proprietary information relating to the Company.

(b)    For a period of one (1) year following his execution of this Agreement, Employee will cooperate with the Company and/or its subsidiaries and affiliates and its/their counsel in connection with any reasonable requests for cooperation with an investigation, administrative proceeding or litigation relating to any matter in which Employee was involved or of which Employee has knowledge. The Company will pay Employee’s actual out-of-pocket expenses incurred in connection with such cooperation.

(c)    Employee agrees that, in the event he is subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony (in a deposition, court proceeding or otherwise) which in any way relates to Employee’s employment with the Company, he will give prompt notice of such request to the Company. Employee shall contact the Company, to seek such written consent, a nd except as required by law will make no disclosure until the Company has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure.

8.    Compromise.

(a)    The making of this Agreement is not intended, and shall not be construed, as an admission that either the Company or Employee have violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract, or committed any wrong whatsoever.

(b)    The parties agree that this Agreement may not be used as evidence in a subsequent proceeding except in a proceeding to enforce the terms of this Agreement.

9.    Additional Terms.

(a)    Employee acknowledges that: (i) he has carefully read this Agreement in its entirety; (ii) he has had an opportunity to consider fully the terms of this Agreement; (iii) he has been advised by the Company in writing to consult with an attorney of his choosing in connection with this Agreement; (iv) he fully understands the significance of all of the terms and conditions of this Agreement and he has discussed it with his independent legal counsel, or has had a reasonable opportunity to do so; (v) he has had answered to his satisfaction any questions he has asked with regard to the meaning and significance of any of the provisions of this Agreement; and (vi) he is signing this Agreement voluntarily and of his own free will and assents to all the terms and conditions contained herein.

(b)    This Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns.

(c)    If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be of no force and effect. However, the illegality or unenforceability of such provision shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement; provided, however, that, upon any finding by a court of competent jurisdiction that the release and covenants provided for by Paragraph 5 of this Agreement is illegal, void, or unenforceable, the parties agree to execute a release, waiver and/or covenant that is legal and enforceable.

(d)     This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Missouri without regard to the conflict of laws provisions thereof. Actions to enforce the terms of this Agreement, or that relate to Employee’s employment with the Company shall be submitted to the exclusive jurisdiction of any state or federal court sitting in Missouri.

(e)    This Agreement may be executed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument of this Agreement.

(f)    This Agreement, together with all exhibits hereto, constitutes the complete understanding between the parties with respect to the termination of the Employee’s employment at the Company and supersedes any and all agreements, understandings, and discussions, whether written or oral, between the parties. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the parties.

[Signature page follows]

[Signature Page to Transaction Bonus and Release Agreement]

MATTHEW LAUTZ

By:	/s/ Matthew Lautz	Date:	12/20/2015
Matthew Lautz

NOVATION COMPANIES, INC.

By:	/s/ Rodney Schwatken	Date:	12/20/2015
Rodney Schwatken
Chief Executive Officer